Exhibit 10.2

MODIFICATION AND OMNIBUS AGREEMENT
between
MISSISSIPPI LIGNITE MINING COMPANY
and
CHOCTAW GENERATION LIMITED PARTNERSHIP
dated
February 28, 2013

Table of Contents

		Page Number

Article I.	DEFINITIONS	1
Article II.	TERM	2
Section 2.01 Term
Article III	REPRESENTATIONS AND WARRANTIES	3
Section 3.01 Representations and Warranties of Seller		3
Section 3.02 Representations and Warranties of Buyer		4
Article IV.	SALE AND PURCHASE OF LIGNITE	4
Section 4.01 Sale of Lignite by Seller to KMRC		4
Section 4.02 Purchase of Lignite and/or Refined Coal by Buyer from KMRC		5
Section 4.03 Buyer/Seller Indemnity		5
Section 4.04 Minimum Annual Take Quantity Credit		5
Section 4.05 Scales, Right of Inspection and Accuracies		6
Section 4.06 Secondary Fuel Quality Impacts		6
Section 4.07 Proprietary and Confidential Data		6
Section 4.08 Annual Projection Notices.		6
Article V.	PAYMENT	6
Section 5.01 Lockbox Account		6
Section 5.02 Refined Coal Sale Agreement Payments		6
Section 5.03 Minimum Annual Take Quantity Payments		6
Section 5.04 New Section 8.08 of the 1998 LSA		6
Article VI.	TERMINATION	7
Section 6.01 Termination Events		6
Article VII.	MISCELLANEOUS	7
Section 7.01 Survival of 1998 LSA		7
Section 7.02 Successors and Assigns		8
Section 7.03 Headings Not to Affect Construction		8
Section 7.04 Written Instrument Contains Entire Agreement		8
Section 7.05 Execution of Counterparts		8
Section 7.06 Construction of Agreement		8
Section 7.07 Severability		8
Section 7.08 Waivers and Amendments		9
Section 7.09 Survival		9
Section 7.10 Negation of Partnership		9
Section 7.11 Assignment of Refined Coal Sale Agreement		9
Section 7.12 Remedies		9
Section 7.13 Exhibits and Schedules		10

MODIFICATION AND OMNIBUS AGREEMENT
This Modification and Omnibus Agreement (this "Agreement"), dated as of February 28, 2013 (the "Effective Date"), is by and between Mississippi Lignite Mining Company ("Seller"), a Texas joint venture between The North American Coal Corporation, a Delaware corporation ("NAC"), and its wholly-owned subsidiary, Red Hills Property Company LLC, a Mississippi limited liability company ("RHPC"), authorized to do business in the State of Mississippi, and Choctaw Generation Limited Partnership, a Delaware limited partnership authorized to do business in the State of Mississippi ("Buyer"), and relates to the 1998 LSA. Each of Seller and Buyer are referred to herein as a "Party" and they are referred to collectively as the "Parties."
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Refined Coal Sale Agreement with KMRC RH, LLC, a Delaware limited liability company ("KMRC"), dated as of the date hereof (the "Refined Coal Sale Agreement"), whereby KMRC will sell to Buyer Refined Coal produced at a refined coal production facility (the "RC Facility") to be owned by KMRC and located at the Facility;
WHEREAS, in order to fulfill its obligations under the Refined Coal Sale Agreement, KMRC is entering into a Lignite Sales Agreement with Seller, dated as of the date hereof (the "Producer Coal Supply Agreement"), whereby Seller will sell Lignite to KMRC, and KMRC will purchase Lignite from Seller;
WHEREAS, Seller desires to sell Lignite to KMRC pursuant to the terms of the Producer Coal Supply Agreement, and Buyer desires to purchase Refined Coal from KMRC pursuant to the terms of the Refined Coal Sale Agreement; and
WHEREAS, the 1998 LSA will remain in full force and effect and certain provisions of the 1998 LSA will be amended by the terms of this Agreement to facilitate the transactions set forth in the Producer Coal Supply Agreement and the Refined Coal Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and mutual representations, covenants and agreements set forth herein, the Parties agree as follows:
Article I. DEFINITIONS

Whenever the following terms appear in this Agreement, whether in the singular or the plural, present or past tense, they shall have the meanings set forth in this Article I. Any terms not defined in this Article I shall have the meanings set forth in the 1998 LSA.
"1998 LSA" means that certain Lignite Sales Agreement, dated as of April 1, 1998, by and between Seller and Buyer, as amended by each of the agreements set forth in Schedule 1.
"Agreement" has the meaning set forth in the Preamble.
"Applicable Month" has the meaning set forth in Section 5.04.
"Backup Fuel" has the meaning set forth in the Refined Coal Sale Agreement.
"Bank" means JP Morgan Chase Bank, N.A.

"Buyer" has the meaning set forth in the Preamble.
"Control Agreement" means the Blocked Account Control Agreement attached as Exhibit F to the Producer Coal Supply Agreement.
"Effective Date" has the meaning set forth in the Preamble.
"KMRC" has the meaning set forth in the Recitals.
"Lignite" means lignite from the Lignite Property or other lignite or coal that, if supplied under the 1998 LSA would constitute Alternate Fuel, as defined therein.
"Lignite Property" means those properties in Choctaw County, Mississippi depicted on Exhibit A of the 1998 LSA.
"Lockbox Account" means the lockbox account created at the Bank pursuant to the Control Agreement.
"Party" and "Parties" have the meanings set forth in the Preamble.
"Producer Coal Supply Agreement" has the meaning set forth in the Recitals.
"Quarterly Sales Price" has the meaning set forth in the Refined Coal Sale Agreement.
"RC Facility" has the meaning set forth in the Recitals.
"Refined Coal" has the meaning set forth in the Refined Coal Sale Agreement.
"Refined Coal Sale Agreement" has the meaning set forth in the Recitals.
"Second Producer's Account" has the meaning set forth in the Refined Coal Sale Agreement.
"Seller Sourced Fuel" means Refined Coal or Backup Fuel that is produced exclusively from feedstock comprised of Lignite that is (A) sold by Seller to KMRC under the Producer Coal Supply Agreement, and (B) subsequently sold by KMRC to Buyer under the Refined Coal Sales Agreement.
"Seller" has the meaning set forth in the Preamble.
"Term" has the meaning set forth in Section 2.01.
Article II. TERM

Section 2.01    Term. This Agreement shall commence on the Effective Date and shall terminate under the following circumstances (the "Term"):

(a)	Buyer and Seller mutually agree in writing to terminate this Agreement; or

(b)	as provided in Section 6.01.

Article III. REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)
Seller is a Texas joint venture between NAC and its wholly-owned subsidiary, RHPC, duly organized and validly existing in good standing under the laws of the State of Texas and authorized to do business in Mississippi. NAC is a Delaware corporation, and RHPC is a Mississippi limited liability company. Each of Seller, NAC, and RHPC has full power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. Seller is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which Seller is required to qualify to do business as the joint venture.

(b)
The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary joint venture action on the part of Seller, and except as set forth on Schedule 3.01(b), neither the execution, delivery, nor the performance of this Agreement by Seller nor the fulfillment of the terms, provisions and conditions of this Agreement by Seller (i) requires any approval or consent of any trustees or holders of any indebtedness or obligations of Seller, (ii) contravenes any law or any government rule, regulation, or order binding on Seller, (iii) violates the joint venture agreement or other organizational documents of Seller or requires any additional approval or consent of the joint venturers, NAC or RHPC, or (iv) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice, or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which Seller is a party or by which Seller is affected or bound.

(c)
This Agreement has been duly executed and delivered by Seller and constitutes a legal valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)
The 1998 LSA continues to be legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Other than with respect to Seller's obligations pursuant to Section 13.05 of the 1998 LSA (as to which Seller is making no representation or warranty in this sentence of Section 3.01(d)), Seller is not in default and knows of no event which, with the giving of notice or the passage of time, would constitute an event of default on its face under the terms of the 1998 LSA.

(e)
None of (i) the execution or delivery by Seller of this Agreement, (ii) the consummation by Seller of the transactions contemplated hereby, or (iii) the fulfillment by Seller of the terms and provisions hereof, will conflict with, violate or result in a breach of, any of the terms, conditions or provisions of the 1998 LSA.

Section 3.02    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)
Buyer is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. Buyer is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which Buyer is required to qualify to do business as a foreign limited partnership.

(b)
The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary partnership action on the part of Buyer, and except as set forth on Schedule 3.02(b), neither the execution, delivery or the performance of this Agreement by Buyer, nor the fulfillment of the terms, provisions and conditions of this Agreement by Buyer (i) requires any approval or consent of any trustee or holders of any indebtedness or obligations of Buyer, (ii) contravenes any law or any government rule, regulation, or order binding on Buyer, (iii) violates the limited partnership agreement or other organizational documents of Buyer, or (iv) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract or other agreement to which Buyer is a party or by which Buyer is affected or bound.

(c)
This Agreement has been duly executed and delivered by Buyer and constitutes a legal valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)
The 1998 LSA continues to be legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and Buyer is not in default and knows of no event which, with the giving of notice or the passage of time, would constitute an event of default on its face under the terms of the 1998 LSA.

(e)
None of (i) the execution or delivery by Buyer of this Agreement, (ii) the consummation by Buyer of the transactions contemplated hereby, or (iii) the fulfillment by Buyer of the terms and provisions hereof, will conflict with, violate or result in a breach of, any of the terms, conditions or provisions of the 1998 LSA.

Article IV. SALE AND PURCHASE OF LIGNITE

Section 4.01    Sale of Lignite by Seller to KMRC.

(a)
For any given Year, the volume of any and all Seller Sourced Fuel purchased by Buyer during such Year will be applied against and reduce the volume of Dedicated Lignite and/or Alternate Fuel that Seller is required to deliver and sell to Buyer under Section 4.01 and Section 4.02(f) of the 1998 LSA.

(b)	All Lignite sold by Seller to KMRC under the Producer Coal Supply Agreement and purchased by Buyer as Seller Sourced Fuel is a permitted "Sale to Others" under Section 4.06 of the 1998 LSA.

Section 4.02    Purchase of Lignite and/or Refined Coal by Buyer from KMRC.

(a)
For purposes of Buyer's obligation to purchase only Dedicated Lignite as fuel for the Facility under Section 4.01 of the 1998 LSA, any and all purchases by Buyer of Seller Sourced Fuel will be deemed to be the purchase of Dedicated Lignite or Alternate Fuel, as the case may be, as fuel for the Facility. For the avoidance of doubt, if Buyer purchases either (i) lignite from KMRC that does not constitute Seller Sourced Fuel, or (ii) lignite from a third party who is not KMRC, such purchase will not be deemed to be a purchase of Dedicated Lignite or Alternate Fuel under Section 4.01 of the 1998 LSA and thus will be a breach by Buyer of Section 4.01 of the 1998 LSA for which Seller shall be permitted to exercise all remedies available to it under the 1998 LSA and Buyer shall have available to it all defenses under the 1998 LSA.

(b)
For any given Year, the volume of any and all Seller Sourced Fuel purchased by Buyer during such Year will be applied against and reduce the volume of Dedicated Lignite and/or Alternate Fuel that Buyer is required to take and purchase from Seller under Section 4.01 and Section 4.02(e) of the 1998 LSA and will be taken into account and considered taken and paid for by Buyer for purposes of (i) Buyer satisfying its Minimum Annual Take Quantity obligation under Section 4.02(e) of the 1998 LSA, and (ii) determining any Minimum Annual Take Quantity Credit applicable under Section 4.02(i) of the 1998 LSA.

(c)
For the avoidance of doubt, in the event that KMRC is unable to sell and deliver Refined Coal or Backup Fuel under the Refined Coal Sale Agreement, Buyer acknowledges and agrees that any rights it may have under the Refined Coal Sale Agreement for the purchase and use of fuel from third parties, including under the last sentence of Section 3.1.1 of the Refined Coal Sale Agreement, are subject in all respects to its obligation to purchase all of its fuel requirements for the Facility from Seller in accordance with the terms and conditions of the 1998 LSA, including without limitation Section 4.01 of the 1998 LSA.

Section 4.03    Buyer/Seller Indemnity. For purposes of applying the terms of Section 3.05 of the 1998 LSA, and without otherwise limiting the terms thereof or any limitations contained therein, the Parties agree that any and all purchases by Buyer of Seller Sourced Fuel will be deemed to be Dedicated Lignite or Alternate Fuel delivered and sold to Buyer by Seller and taken and purchased by Buyer for use as fuel for the Facility under the 1998 LSA. Notwithstanding the foregoing and anything to the contrary contained in Section 3.05 of the 1998 LSA, in no event shall (i) either Buyer or Seller be obligated to indemnify the other under Section 3.05 of the 1998 LSA for the negligent or intentional acts, errors or omissions of KMRC or its Affiliates, employees or agents, or (ii) Seller be obligated to indemnify Buyer under Section 3.05 of the 1998 LSA for introduction of Hazardous Materials to the Facility that results from actions by KMRC or its Affiliates, employees or agents, including without limitation by way of the refinement process used to produce Refined Coal.
Section 4.04    Minimum Annual Take Quantity Credit.

(a)
Notwithstanding that deliveries are made in the form of Seller Sourced Fuel under the Refined Coal Sale Agreement instead of Dedicated Lignite or Alternate Fuel under the 1998 LSA, during any given Year Buyer shall be entitled under clause (i) of Section 4.02(i) of the 1998 LSA to receive a Minimum Annual Take Quantity Credit and shall be entitled to apply the Minimum Annual Take Quantity Credit, in accordance with and subject to the terms of such clause (i) of Section 4.02(i) of the 1998 LSA, against deliveries of Dedicated Lignite or Alternative Fuel, as if such deliveries had been made in the form of Dedicated Lignite or Alternate Fuel under the 1998 LSA instead of Seller Sourced Fuel under the Refined Coal Sale Agreement.

(b)
Notwithstanding that deliveries are made in the form of Seller Sourced Fuel under the Refined Coal Sale Agreement instead of Dedicated Lignite or Alternate Fuel under the 1998 LSA, if, during any given Year, Buyer would have been entitled under clause (ii) of Section 4.02(i) of the 1998 LSA to receive a Minimum Annual Take Quantity Credit and would have been entitled to apply the Minimum Annual Take Quantity Credit, in accordance with and subject to the terms of such clause (ii) of Section 4.02(i) of the 1998 LSA, against deliveries of Dedicated Lignite or Alternative Fuel if such deliveries had been made in the form of Dedicated Lignite or Alternate Fuel under the 1998 LSA instead of Refined Coal and Backup Fuel under the Refined Coal Sale Agreement, then promptly following Seller's receipt of payment for deliveries of the related Lignite under the Producer Coal Supply Agreement, Seller will pay to Buyer an amount equal to the amount of such Minimum Annual Take Quantity Credit, and such amount of the Minimum Annual Take Quantity Credit equal to the amount so paid shall be treated, for purposes of the 1998 LSA, to have been so applied in accordance with and subject to the terms of clause (ii) of Section 4.02(i) of the 1998 LSA.

Section 4.05    Scales, Right of Inspection and Accuracies. Any calibration of the Pay Scale or the Check Scale pursuant to the first sentence of Section 5.02 of the Producer Coal Supply Agreement will be deemed to constitute a calibration under the first sentence of Section 5.02 of the 1998 LSA.
Section 4.06    Secondary Fuel Quality Impacts. Without limiting Section 6.07 of the 1998 LSA in respect to Dedicated Lignite and Alternative Fuel delivered under the 1998 LSA, if the quality of Seller Sourced Fuel is not within the ranges specified in Section 6.07 of the 1998 LSA for the listed characteristics, the Parties shall work together to determine how to ensure that the Lignite sold and delivered by Seller to KMRC under the Producer Coal Supply Agreement in the future shall be within such ranges, and, if Buyer is fined or penalized by governmental authorities for emission permit violations caused by the Lignite constituting Seller Sourced Fuel not being within the specified ranges, then Seller shall reimburse Buyer (to the extent paid by Buyer directly or indirectly) for such fines or penalties; provided, that in no event shall Seller be obligated to reimburse Buyer for fines or penalties for emission permit violations to the extent caused by actions by KMRC or its Affiliates, employees or agents, including without limitation by way of the refinement process used to produce Refined Coal.
Section 4.07    Proprietary and Confidential Data. Notwithstanding anything to the contrary contained in Section 14.01 of the 1998 LSA, any disclosure to KMRC of Confidential Material by either Seller or Buyer shall not be a violation of such Section 14.01.
Section 4.08    Annual Projection Notices. After the Effective Date, Buyer and Seller agree that Buyer shall use the form of Annual Projection Notice attached as Exhibit A to the Refined Coal Sale Agreement as the form of “Annual Projection Notice” required by the 1998 LSA.

Article V. PAYMENT

Section 5.01    Lockbox Account. Simultaneously with the execution and delivery of this Agreement, KMRC, Seller and Bank are entering into the Control Agreement, which perfects Seller's security interest in the Lockbox Account. If the Control Agreement is terminated by Bank during the Term, Seller and KMRC will immediately enter into a substantially similar deposit account control agreement with another financial institution acceptable to Seller and which is otherwise in a form substantially satisfactory to Seller, and, if and as requested, Buyer will cooperate with Seller and KMRC in connection therewith.
Section 5.02    Refined Coal Sale Agreement Payments. During the term of this Agreement, Buyer will make all payments with respect to invoices under the Refined Coal Sale Agreement by bank wire transfer of funds to the Lockbox Account, or to such other account designated in writing by Seller and KMRC; provided, that all payments by Buyer to KMRC for the Quarterly Sales Price as set forth on such invoices under the Refined Coal Sale Agreement will be made by bank wire transfer of funds to the Second Producer's Account.
Section 5.03    Minimum Annual Take Quantity Payments. Notwithstanding anything to the contrary herein, any "Minimum Annual Take Quantity Payments" owed by Buyer to Seller pursuant to Section 8.03 of the 1998 LSA shall be paid in accordance with the terms and conditions set forth in the 1998 LSA, and not by bank wire transfer of funds to the Lockbox Account.
Section 5.04    New Section 8.08 of the 1998 LSA. A new Section 8.08 is hereby added to the 1998 LSA to read as follows and to be applicable if Buyer is not purchasing and taking delivery of Refined Coal or Backup Fuel under the Refined Coal Sale Agreement:
8.08 Conditional Buyer Election to Extend Certain Payment Due Dates. Notwithstanding anything herein to the contrary, Buyer shall have the right, exercisable by delivery of written notice to Seller during each of the months of May 2013, November 2013, May 2014 and November 2014 (each an "Applicable Month"), to cause Seller to extend payment of not more than $4,000,000 of the amount payable on the invoice provided by Seller in the Applicable Month pursuant to Section 8.02 not to exceed 100 days after receipt of the invoice for the Applicable Month. Such right shall not be exercisable during any Applicable Month that Buyer is in default of its obligations under Section 4.01, Section 4.02, Section 8.02 or Section 8.03. In the event that Buyer validly exercises such right, Seller's invoice to Buyer under Section 8.02 for the Applicable Month during which the notice is delivered shall extend the payment due date for the amount requested by Buyer, not to exceed $4,000,000, for the period requested by Buyer, not to exceed 100 days after receipt of the invoice for the Applicable Month. To the extent the amount of the invoice exceeds $4 million in an Applicable Month, such excess will be due in accordance with the existing payment terms set forth in Sections 8.02, 8.04 and 8.05.

Article VI. TERMINATION

Section 6.01    Termination Events. Anything in this Agreement to the contrary notwithstanding:

(a)	this Agreement will automatically terminate upon any termination of the 1998 LSA; and

(b)	this Agreement will automatically terminate upon any termination of the Producer Coal Supply Agreement.
Upon the occurrence of an automatic termination event set forth in (b) hereof, lignite sales will resume immediately pursuant to the terms and conditions set forth in the 1998 LSA.

Article VII. MISCELLANEOUS

Section 7.01    Survival of 1998 LSA. The Parties acknowledge and agree that the 1998 LSA, its terms and conditions, including without limitation Section 3.05, Article 4, Section 5.02, Section 6.07 and Section 14.01 of the 1998 LSA, and the Parties' respective rights and obligations thereunder, shall remain in full force and effect, both during and following the Term, in accordance with its terms; provided, that the terms and conditions set forth in this Agreement will modify and supersede any conflicting terms and conditions set forth in the 1998 LSA during the Term. Accordingly, in the event of any suspension or interruption of deliveries of Refined Coal and Backup Fuel not resulting from a breach of the Refined Coal Sale Agreement by Buyer, and provided that Buyer is not in default of its obligations under Section 4.01, Section 4.02 or Section 8.03 of the 1998 LSA, Buyer shall promptly resume purchases of fuel pursuant to the 1998 LSA; provided, however, that upon removal of the cause of such suspension or interruption, Buyer shall promptly resume purchases of fuel under the Refined Coal Sale Agreement; provided, further, however, that if the suspension or interruption of deliveries results from a failure to make payments by KMRC under the Producer Coal Supply Agreement and such failure is not the result of a payment breach of the Refined Coal Sale

Agreement by Buyer, Seller will look only to KMRC for payments for Lignite under the Producer Coal Supply Agreement, and, subject to Buyer's obligations under Section 5.01 hereof, Buyer shall not be obligated to make payment to Seller for amounts due by KMRC under the Producer Coal Supply Agreement.
Section 7.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns. This Agreement shall be assigned by a Party only in connection with an assignment permitted by and made in accordance with Section 22.01 of the 1998 LSA and any other assignment or attempted assignment shall be null and void and of no force or effect. During the Term, any assignment of the 1998 LSA by a Party in accordance with Section 22.01 of the 1998 LSA shall be null and void and of no force or effect unless, simultaneous with such assignment, the assigning Party assigns this Agreement to the same assignee in accordance with the terms of this Agreement.
Section 7.03    Headings Not to Affect Construction. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same.
Section 7.04    Written Instrument Contains Entire Agreement. This Agreement together with the 1998 LSA contains the entire agreement between the Parties hereto in respect of the subject matter, and there are no other understandings or agreements between said Parties, other than the 1998 LSA, in respect thereof.
Section 7.05    Execution of Counterparts. This instrument may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.
Section 7.06    Construction of Agreement. This Agreement shall be governed by and construed according to the laws of the State of Texas without giving effect to the conflict of laws principles thereof.
Section 7.07    Severability. In the event that any of the terms, covenants or conditions of this Agreement, other than the obligation to pay money pursuant to the terms of this Agreement, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstances by any court having jurisdiction in the premises, the remainder of this Agreement and the application of its terms, covenants or conditions to such person or circumstances shall not be affected thereby but shall remain in force and effect.
Section 7.08    Waivers and Amendments. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party hereto of a breach or of a default under any provisions of this Agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The execution or delivery of this Agreement by a Party shall not by itself constitute a waiver of any provision of this Agreement or any breach of this Agreement arising out of facts or circumstances existing at the time of such execution or delivery.
Section 7.09    Survival. The termination or cancellation of this Agreement shall not discharge any Party from any obligation it owes to the other Party under this Agreement, or under the 1998 LSA as modified by this Agreement (including without limitation as provided in Sections 4.03, 4.04 and 4.06 and Article V hereof), by reason of any transaction, event, loss, cost, damage, expense or liability which shall occur or arise prior to such termination or cancellation. It is the intent of the Parties that any such obligation (whether the same shall be known or unknown as of the termination or cancellation of this Agreement) will survive the termination or cancellation of this Agreement. In addition, Section 5.04 and this Article VII will survive the termination or cancellation of this Agreement, and, for purposes of applying the terms and conditions of the 1998 LSA following the termination or cancellation of this Agreement, the treatment and characterization of transactions and events occurring during the Term, as provided for in Article IV hereof, will survive the termination or cancellation of this Agreement.
Section 7.10    Negation of Partnership. None of the terms or provisions of this Agreement (i) shall be deemed to create a partnership between the Parties and their businesses or otherwise, (ii) shall cause the Parties to be considered joint venturers or members of any joint enterprise, (iii) shall cause either Party to be considered or deemed to be an Affiliate or agent of KMRC for purposes of this Agreement or the 1998 LSA, or (iv) shall cause KMRC to be considered or deemed to be an Affiliate or agent of either Buyer or Seller for purposes of this Agreement or the 1998 LSA.
Section 7.11    Assignment of Refined Coal Sale Agreement. Buyer hereby acknowledges, agrees to and irrevocably consents to the assignment by KMRC to Seller of its rights to enforce Buyer's obligations under Section 2.1, Section 2.7, Section 3.5(iii) and Section 13 of the Refined Coal Sale Agreement under certain circumstances as provided in that certain Letter Agreement dated as of the Effective Date, a copy of which is attached hereto as Exhibit A; provided, however, that, notwithstanding the foregoing, by entering into this Agreement and in granting such consent, Buyer does not waive any defenses it may have under the Refined Coal Sale Agreement or its rights to assert any such defense thereunder.
Section 7.12    Remedies. The Parties hereto acknowledge and agree that the Parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto may not be adequately compensated by monetary damages alone and that the Parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party hereto may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The Parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.
Section 7.13    Exhibits and Schedules. The following exhibits and schedules to which reference is made in this Agreement are deemed incorporated into this Agreement in their entirety:
Exhibit A - Letter Agreement

Schedule 1 - Amendments to the 1998 LSA

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representative as of the date set forth above, to be effective for all purposes as of such date.
BUYER:
Choctaw Generation Limited Partnership
By: Choctaw Generation, Inc. its General Partner
By:    /s/ Danielle Bradberry
Name: Danielle Bradberry
Title: Vice President and Treasurer

SELLER:
Mississippi Lignite Mining Company
By Its Joint Venturers:
The North American Coal Corporation

By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Senior Vice President - Project Development and Administration

Red Hills Property Company LLC
By:    /s/ Harry B. Tipton III
Name: Harry B. Tipton III
Title: Member, Management Committee

EXHIBIT A

Letter Agreement

KMRC RH, LLC
February 28, 2013
Mississippi Lignite Mining Company
P.O. Box 908
Ackerman, MS 39735-0908
Attention: General Counsel
The North American Coal Corporation
5340 Legacy Drive
Building 1, Suite 300
Plano, TX 75024
Attention: President
Re:    Refined Coal Facility - Red Hills; Lignite Sales Agreement
Reference is made to (i) the Lignite Sales Agreement (the "Producer Coal Supply Agreement") between Mississippi Lignite Mining Company ("MLMC") and KMRC RH, LLC ("KMRC"), and (ii) the Refined Coal Sales Agreement (the "Refined Coal Sale Agreement") between KMRC and Choctaw Generation Limited Partnership ("CGLP"), each of even date herewith. All capitalized terms used herein but not defined have the meanings set forth in the Producer Coal Supply Agreement.
(a)In the event that MLMC notifies KMRC that CGLP has failed to comply with the "all requirements" covenants in any respect in Section 2.1, 2.7.2, or 3.5(iii) of the Refined Coal Sale Agreement during the Term of the Producer Coal Supply Agreement (an "All Requirements Failure"), KMRC will use reasonable efforts to investigate such alleged All Requirements Failure and keep MLMC informed of the results thereof and any efforts by KMRC to enforce its rights under Section 2.1, 2.7.2, 3.5(iii) and 13 of the Refined Coal Sale Agreement and, notwithstanding anything to the contrary in either the Producer Coal Supply Agreement or the Refined Coal Sale Agreement, upon MLMC's request and without more, KMRC will assign all of KMRC's rights against CGLP to enforce compliance with such covenants as set forth in the Refined Coal Sale Agreement by execution and delivery of the Assignment Agreement in substantially the form attached hereto as Exhibit A, the effectiveness of which will be conditioned only upon the countersignature and delivery thereof by MLMC to KMRC and any such enforcement by MLMC shall be on behalf of KMRC and in its stead, without duplication.

(b)All notices and other communication hereunder are to be in writing and will be deemed given when delivered in accordance with the terms of Article 14 of the Producer Coal Supply Agreement.

(c)Upon the occurrence of any event set forth in paragraph (a) hereof, MLMC will act in a commercially reasonable manner when exercising KMRC's enforcement rights under the Refined Coal Sale Agreement against CGLP described in paragraph (a) and MLMC will indemnify and hold KMRC harmless from and against any Losses arising out of, resulting from or caused by MLMC's exercise of such enforcement rights except to the extent such Losses are caused by the actions of KMRC prior to the assignment of such enforcement rights.

(d)Any disputes arising under this letter agreement will be resolved in accordance with Articles 15 and 16 of the Producer Coal Supply Agreement.

(e)This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this letter agreement may not be assigned by either MLMC or KMRC without the written consent of the other party, which consent will not be unreasonably withheld.

(f)The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this letter agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this letter agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this letter agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this letter agreement without posting any bond or other undertaking.

(g)This letter agreement may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.

(h)This letter agreement shall be governed by and construed according to the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

(i)No amendment, modification or discharge of this letter agreement (including any Exhibit), and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this letter agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this letter agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The execution or delivery of this letter agreement by a party shall not by itself constitute a waiver of any provision of this letter agreement or any breach of this letter agreement arising out of facts or circumstances existing at the time of such execution or delivery.

Sincerely,
KMRC RH, LLC
By:    /s/ Daniel J. Murray
Daniel J. Murray, President

Accepted and Agreed
as of February 28, 2013
Mississippi Lignite Mining Company
By Its Joint Venturers:
The North American Coal Corporation

By:    /s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Senior Vice President - Project Development and Administration

Red Hills Property Company LLC

By:    /s/ Harry B. Tipton III
Name: Harry B. Tipton III
Title: Member, Management Committee

SCHEDULE 1
Amendment to 1998 LSA

1.	Three-Way Arbitration Agreement, dated April 1, 1998, by and among MLMC, TVA and CGLP.

2.
Subordinated Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement, dated September 17, 1998, by and among MLMC, as mortgagor, in favor of Jim B. Tohill, as trustee, for the benefit of CGLP.

3.	Letter Agreement, dated February 1, 2001, between CGLP and MLMC.

4.	Letter Agreement, dated September 21, 2001, between CGLP and MLMC between CGLP and MLMC.

5.	Letter Agreement, dated December 10, 2001, between CGLP and MLMC between CGLP and MLMC.

6.	Letter Agreement, dated April 29, 2002, between CGLP and MLMC.

7.	Letter Agreement, dated as of July 29, 2002, by and between MLMC and CGLP.

8.	Letter Agreement, dated July 30, 2002, between CGLP and MLMC.

9.
Consent and Agreement, dated December 20, 2002, by and among MLMC, CGLP, the Owner Lessor and the Lease Indenture Trustee, as amended by the Amendment to Consent and Agreement, dated February 28, 2013.

10.	Settlement Agreement and Release, dated as of October 17, 2002, by and between MLMC and CGLP.

11.	Settlement Agreement and Release, dated as of September 9, 2003, by and between MLMC and CGLP.

12.	Pay Scale Agreement, dated September 29, 2005, by and between MLMC and CGLP.

13.	Modification and Omnibus Agreement, dated February 28, 2013, by and between MLMC and CGLP.

14.
Consent, Waiver and Agreement, dated as of February 28, 2013, by and among the Owner Lessor, the Owner Participant, the Trust Company, the Lease Incentive Trustee, the Series A Pass Through Trustee, the Series B Pass Through Trustee, MLMC and CGLP.